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                                   MEDJET INC.

                                   EXHIBIT 11

                  COMPUTATION OF NET (LOSS) PER COMMON SHARE




                                                      Year Ended December 31,
                                                        1997             1996
                                                        ----             ----

NET (LOSS) PER COMMON SHARE

      (Loss) from Operations
            applicable to Common Stock              $( 2,578,448)   $(1,273,977)

      Weighted Average Common Shares Outstanding       3,660,609      2,936,075
                                                    ------------    -----------
            Net (Loss) Per Common Share             $    (0.70)     $   (0.43)
                                                    ============    ===========

NET (LOSS) PER COMMON SHARE
       - ASSUMING DILUTION (see "NOTE")

      (Loss) from Operations                        $(2,578,448)    $(1,273,977)
                                                    ============    ===========

      Weighted Average Common Shares Outstanding      3,660,609       2,936,075
        (A)   Assuming Exercise of Stock Options         56,231          39,438
        (B)   Assuming Exercise of Warrants              39,781          45,692
                                                    ------------    -----------
      Weighted Average Common Shares
         Outstanding - as Adjusted                    3,756,621       3,021,205
                                                    ------------    -----------
Net (Loss) Per Common Share - Assuming Dilution     $     (0.69)    $     (0.42)
                                                    ============    ===========

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                                   MEDJET INC.

                                   EXHIBIT 11

            COMPUTATION OF NET (LOSS) PER COMMON SHARE, CONTINUED




NOTE:

The calculation for Net (Loss) Per Common Share - Assuming Dilution is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Financial Accounting Standards Board No. 128 "Earnings Per Share" ("FASB 128") since the results are anti-dilutive.

(A) - For 1997, the dilutive options (i.e., the average yearly market price is greater than the exercise price) assume that the 87,720 shares exercised resulting in proceeds of $463,902 are reacquired using the treasury stock method at the yearly average market price of $8.25 per share. Thus, $463,902/$8.25= 56,231 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year.

For 1996, the dilutive options (i.e., the average yearly market price is greater than the exercise price) assume that the 87,520 shares exercised resulting in proceeds of $304,852 are reacquired using the treasury stock method at the yearly average market price of $7.73 per share. Thus, $304,852/$7.73=39,438 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year.

(B) - For 1997, the dilutive warrants (i.e., the average yearly market price is greater than the exercise price) assume that the 97,389 shares exercised resulting in proceeds of $328,201 are reacquired using the treasury stock method at the yearly average market price of $8.25 per share. Thus, $328,201/$8.25= 39,781 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year.

For 1996, the dilutive warrants (i.e., the average yearly market price is greater than the exercise price) assume that the 101,853 shares exercised resulting in proceeds of $353,199 are reacquired using the treasury stock method at the yearly average market price $7.73 per share. Thus, $353,199/$7.73=45,692 shares are assumed to be reacquired and are included as such in common shares outstanding at the beginning of the year.